Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

APTIV PLC

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)

Equity	Ordinary Shares, par value $0.01 per share	Rule 457(c) and Rule 457(h)	9,880,000	$69.46	$686,264,800	0.0001476	$101,292.69

Total Offering Amounts					$686,264,800		$101,292.69

Total Fee Offsets							—

Net Fee Due							$101,292.69

(1)

This Registration Statement on Form S-8 covers ordinary shares, par value $0.01 per share (“Ordinary Shares”), of Aptiv PLC (the “Registrant”) authorized for issuance under the Aptiv PLC 2024 Long-Term Incentive Plan (the “2024 LTIP Plan”) and pursuant to Rule 416(a) under the Securities Act, any additional Ordinary Shares that may become issuable under the 2024 LTIP Plan by reason of any stock split, stock dividend or similar transaction involving the Ordinary Shares.

(2)

Computed pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for purposes of computing the registration fee, based on the average of the high and low prices reported for a share on the New York Stock Exchange on April 19, 2024, rounded up to the nearest cent.

(3)	Rounded up to the nearest cent.